Exhibit 10.30
OWNER / CONTRACTOR AGREEMENT
     This AGREEMENT, made this 25th day of January , 2007, by and between Fleming Excavating INC., (“Contractor”), and CARDINAL ETHANOL, LLC (“Owner”) (sometimes Owner and Contractor shall be collectively “Parties”).
     WHEREAS, Owner is developing a 100 million gallon per year dry mill ethanol plant to be located near Harrisville, Indiana (hereafter the “Plant”);
     WHEREAS Owner wishes to engage Contractor and Contractor wishes to accept such engagement to provide materials and construction services as provided in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Contractor and Owner hereby agree to the following:
1.	Scope of Work. Contractor agrees to furnish all materials, supplies, tools, equipment, labor and other services for the construction of the site improvements for the Project to be completed per the construction drawings (the “Work”). The construction drawings are attached hereto as Exhibit A and by this reference made a part hereof. The referenced construction drawings are entitled; Civil and Site Work Grading Detail Design Package — Cardinal Ethanol, LLC — Harrisville, Indiana; Prepared by Fagen Engineering, LLC — Dated 12/15/06 — Sheets 200 Through 219. Said improvements shall be installed in the locations and at the grades and elevations in a manner to comply with the regulations and specification of Fagen Engineering, LLC (the “Engineer”).

2.	Compensation and Payment. Contractor agrees to perform the Work for payment of the sum of THREE MILLION, FOUR HUNDRED THIRTY-FOUR THOUSAND, FIVE HUNDRED TWENTY-NINE & THIRTY NINE/100 dollars, ($3,434,529.39). Owner shall pay therefore the unit price as set forth on the “Estimate of Quantities”, attached hereto as Exhibit B and made a part hereof. Contractor shall submit a semi-monthly invoice for actual services rendered. Owner shall pay within 15 days after Owner’s receipt thereof, all sums due for Work installed during the previous pay period and inspected and approved by Owner and Contractor’s costs for all material stored on-site for that month actually delivered and verified by weight tickets. Materials invoiced without proof of delivery and weight ticket shall be rejected by Owner. At the time of any requisition, Contractor shall supply Owner with appropriate affidavits and release of waiver of liens as may be reasonably required by Owner.

3.	Right to Retain; Payment of Retainage. Notwithstanding the foregoing, Owner shall have the right to retain out of any payment then due, or thereafter to become due, an amount of 5% of said payment amount (up to a maximum of $75,000.00). Upon completion of the Work, Contractor shall provide written notice of completion to Owner, and Owner shall thereafter have 15 days in which to inspect the Work to determine satisfactory compliance with specifications. In the absence of written delivery of notice of any deficiencies in the

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Work, Final payment of retainage shall be due within Thirty (30) days of such inspection (and in no event later than Forty-five (45) days following Contractor’s delivery of notice of completion).”

4.	Work Outside the Scope. All changes and deviations in the Work ordered by Owner must be in writing, the contract sum being increased or decreased accordingly by Contractor in accordance with Contractor’s current fee schedules. Any claims for increases in the cost of the Work must be presented by Contractor to Owner in writing, and written approval of Owner shall be obtained by Contractor before proceeding with the ordered change or revision. For any approved change, the contract sum shall be adjusted accordingly at the unit price as set forth on Exhibit B. In the event additional Work is ordered by Owner for which no price has been established, or should Contractor encounter sub-surface or latent conditions at the site, including but not limited to rock, or unsuitable sub-surface matter, the attention of the Engineer shall be called immediately to such condition and the price shall be adjusted as reasonable agreed upon between Contractor and Owner.

5.	Permits and Licenses; Easements. Permits and licenses necessary for the prosecution of the Work shall be paid for by Owner. Any necessary easements shall be secured and paid for by Owner, unless otherwise specified.

6.	Warranty. Contractor shall comply with the requirements of all applicable laws, rules or regulations. Contractor agrees to promptly re-execute any Work which Owner determines does not conform to the drawings and specifications without additional charge to Owner. Contractor warrants the Work to be performed in accordance with specifications and agrees to promptly remedy any defects attributable to Contractor without additional charge to Owner.” The warranty period is for one year from completion. This provision shall survive the expiration or termination of this Agreement.

7.	Indemnification. To the fullest extent permitted by law, Contractor shall defend, indemnify and hold harmless the Owner, Owner’s officers, directors, members, consultants, agents and employees from all claims for bodily injury and property damage that may arise from the performance of Contractor’s Work. Contractor shall not be required to defend, indemnify or hold harmless the Owner, Owner’s officers, directors, members, consultants, agents and employees for any acts, omissions or negligence of Owner or any indemnified party. This provision shall survive the expiration or termination of this Agreement.

8.	Delivery of the Work. Contractor agrees that the various portions of the above-described Work shall be completed as determined by Owner and the entire above-described Work shall be completed no later than April 18, 2007 in the facility area and the rail area to follow within 2 months.

9.	Delays beyond Contractor’s Control. In the event Contractor is delayed in the prosecution of the Work by change orders, labor disputes, unavailable of materials orders of the public authorities having jurisdiction thereon, or other caused beyond the Contractor’s control, time for performance shall be extended accordingly.

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10.	Insurance. Contractor, before commencing work hereunder, shall procure and maintain policies of insurance satisfactory to the Owner, covering the liabilities assumed by the Contractor herein. Contractor agrees to file with Owner certificates of such insurance before commencing work hereunder, which certificates shall contain a provision that no change in said insurance or termination thereof, shall take place without thirty (30) days written notice to Owner. The policy shall name Owner and their officers, employees and agents as Additional Insureds.

Such insurance shall be in the following minimum amounts as required by Owner:
•	Comprehensive General Liability Insurance in an amount not less than One Million Dollars ($1,000,000.00) each occurrence and Two Million Dollars ($2,000,000.00) annual aggregate. Said policy will include coverage for acts of subcontractors if engaged by Fleming Excavating, Inc.

•	Comprehensive Automobile Liability Insurance, with combined single limits of not less than $1,000,000.

•	Excess Liability Insurance in an amount not less than One Million Dollars ($1,000,000.00) each occurrence and Two Million Dollars ($2,000,000.00) annual aggregate.

•	Workers Compensation Insurance in an amount not less than One Million Dollars ($1,000,000.00) each accident and each employee and One Million Dollars ($1,000,000.00) policy limit.
11.	Suspension and Termination. Owner may order Contractor to suspend delay or interrupt all or any part of the Work without cause and for such period of time as Owner determines to be appropriate but not longer than 60 days. Owner may terminate this Agreement for any reason. In this event, Owner shall pay Contractor for all Work and associated Profit executed through the date of termination.

12.	Suspension of Work by Contractor. Should the Work be stopped by any public authority for a period of thirty days or more, through no fault of Contractor, or should the Work be stopped through act of neglect of the Owner for a period of seven days, or should the Owner fail to pay the Contractor any payment within seven days after it is due, the Contractor, upon seven days written notice to the Owner, may stop work or terminate the Agreement and recover from Owner payment for all Work executed. This provision does not limit Contractor’s damages from Owner’s breach.

13.	Materials; Workers. Unless otherwise agreed by Owner, Contractor warrants that all materials shall be new and of good quality. In the prosecution of the Work, Contractor shall employ a sufficient number of workers skilled in their trades to suitably perform the Work.

14.	Access by Owner and Public Authorities. Owner, Owner’s representatives and public authorities shall at all times have access to the Work.

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15.	Confidentiality. Contractor shall treat as confidential and not disclose to others or use for its own benefit any of Owner’s developments, confidential information, discoveries, or methods that may be disclosed to Contractor in connection with the Work. This provision shall survive the expiration or termination of this Agreement.

16.	Assignment. Neither Owner nor Contractor shall have the right to assign any rights or interest occurring under this Agreement without the written consent of the other, nor shall Contractor assign any sums due, or to become due, to it under the provisions of this Agreement.

17.	Entire Agreement; Amendments. This Agreement and the exhibits hereto set forth the entire understanding of the Parties and supersede any prior agreements, oral or written, as to the subject matter hereof. This Agreement may be amended or modified by, and only by, a written instrument executed by the Parties hereto.

18.	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors, permitted assigns and personal representatives. This Agreement shall not be assigned by the Parties hereto except as permitted by its express terms or upon the written consent of the other Party. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

19.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

20.	Waiver. The failure of any Party hereto to insist in any one of more instances upon performance of any term or condition of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligation of such party with respect thereto shall continue in full force and effect.

21.	Captions. The captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

22.	Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and may be executed by facsimile signature.

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IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed by their duly authorized officials, this Agreement.

OWNER:	CONTRACTOR:

CARDINAL ETHANOL, LLC	FLEMING EXCAVATING, INC.

/s/ Troy Prescott	/s/ Gregory A. Fleming

Signature	Signature

President	President

Title	Title

1-25-07	1/25/07

Date	Date

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